EXHIBIT 5

SHARIR, SHIV, FRIEDMAN & CO. LAW OFFICES

Galai Sharir
Yoram Shiv
Dr. Yair Friedman
Emmanuel Kadouch
Zvi Fisher
Sigal Meged-Rosen
Debbie Goodman
Joseph Unterman
Amir Tirosh
Anat Shinar
Keren Betzalel-Petel
Dalit Kahana-Garbi
Inbal Dahan-Sharon
Etai Tsabari		3 Azrieli Center Triangular Tower Tel Aviv 67023 Tel: 972-3-607-4777 Fax: 972-3-607-4778 saslaw@saslaw.co.il
August 8, 2001

Radview Software Ltd.
7 New England Executive Park
Burlington, Massachusetts 01803

Ladies and Gentlemen:

     We have acted as Israeli legal counsel to Radview Software Ltd., an Israeli company (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended, of a total of 5,729,822 ordinary shares, nominal value NIS 0.01 per share (the “Shares”), in connection with the Company’s United States Share Incentive Plan (2000) and the Company’s Key Employee Share Incentive Plan (1996) (collectively, the “Plans”). This opinion is being rendered in connection with the filing of the Registration Statement. Of the Shares, 470,786 have been issued pursuant to previously exercised options and are outstanding (the “Exercised Option Shares”).

            In our capacity as counsel to the Company, we have examined originals or copies of such corporate records, instruments and other documents of or pertaining to the Company, and have reviewed such questions of law as we have considered necessary and appropriate for purposes of the opinion set forth below.

            In such examination and in rendering the opinion set forth below, we have assumed the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the genuineness of signatures, the conformity to authentic originals of all documents submitted to us as certified, conformed or photostatic copies, and that the documents examined by us are in full force and effect and have not been amended, supplemented or otherwise modified. As to all questions of fact material to this opinion that are not within our actual knowledge, we have relied upon certificates or comparable documents of officers and representatives of the Company.

     Based upon and subject to the foregoing, we are of the opinion that (i) the Shares (other than the Exercised Option Shares as to which we opine in clause (ii) below) have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Plans and of the respective options, will be validly issued, fully paid and nonassessable, and (ii) the Exercised Option Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     This opinion is limited to the laws of the State of Israel, as the same are in effect on the date hereof.

     We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto.

Very truly yours, /s/ Yoram Shiv Sharir, Shiv, Friedman & Co.

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